EXHIBIT 10.15

[FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT (2005)

WITH EXECUTIVE OFFICERS]

[Date]

[Name and Address of Executive]

Dear [Name of Executive]:

First Horizon National Corporation, a Tennessee corporation (including any successor thereto, the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able, if requested, to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this letter agreement, which has been approved by the Board, sets forth certain benefits which the Company agrees will be provided to you in the event of a "change in control" of the Company under the circumstances described below.

1. Agreement to Provide Services; Right to Terminate.

(i) Except as otherwise provided in paragraph (ii) below, the Company or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

(ii) In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 20 percent (20%) of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors, including shares of the common capital stock of First Tennessee National Corporation, par value $1.25 per share (the "Company Voting Securities"), you agree that you will not leave the employ of the Company (other than as a result of Disability, Retirement, or upon an event which would constitute Good

Reason if such event occurred after a change in control of the Company, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company, as defined in Section 3 hereof, has occurred; provided, however, that such obligation shall not extend for a period exceeding one hundred and eighty (180) days from the initial event resulting in the obligation under this paragraph (ii). For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Section 13(d) or Section 14(d) of the Exchange Act, other than the Company, an entity in which the Company directly or indirectly beneficially owns more than 50% of the voting securities or interests (a "Subsidiary"), or any employee stock ownership or other employee benefit plan or trust sponsored by the Company or a Subsidiary.

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until you or the Company shall have given three (3) years prior written notice of termination of this Agreement; provided, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of thirty-six (36) months after a change in control of the Company, as defined in Section 3 hereof, if such change in control shall have occurred during the term of this Agreement. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company terminate your employment prior to a change in control of the Company, unless you reasonably demonstrate that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with or in anticipation of a change in control, in which case your employment shall for all purposes of this Agreement be deemed to have been terminated by you for Good Reason immediately following a change in control of the Company.

3. Change in Control. For purposes of this Agreement, a "change in control" means the occurrence of any one of the following events:

(i) individuals who, on January 21, 1997, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to January 21, 1997, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii) any Person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company Voting Securities; provided, however, that the event described in this paragraph (ii) shall not be deemed to be a change in control by virtue of any of the following acquisitions: (A) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (B) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii));

(iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least two-thirds (2/3) of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction"); or

(iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets.

Notwithstanding the foregoing, a change in control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a change in control of the Company shall then occur.

4. Termination Following Change in Control. If any of the events described in Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 upon your termination of employment within thirty-six (36) months following such change in control; provided, however, that you shall be entitled to the benefits provided in Section 5(viii) whether or not your employment has been terminated. For purposes of this Agreement, "Disability," "Retirement," "Cause" and "Good Reason" have the meanings set forth below in this Section 4.

(i) Disability. Termination by the Company of your employment based on "Disability" shall mean termination because of your "disability" under the Company's Long Term Disability Plan, or any successor or substitute plan or plans of the Company, in effect immediately prior to the change in control of the Company.

(ii) Retirement. Termination by you or by the Company of your employment based on "Retirement" shall mean termination as a result of your mandatory retirement in accordance with the Company's retirement policy generally applicable to similarly situated officers, as in effect immediately prior to the change in control of the Company, or in accordance with any retirement arrangement established with your written consent.

(iii) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to you by the Chairman of the Board, Chief Executive Officer or President of the Company which specifically identifies the manner in which such person believes that you have not substantially performed your duties, which failure to perform causes material and demonstrable economic harm to the Company or its Affiliates, (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company, or (c) the conviction of, or a plea of guilty or nolo contendere to, a felony. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or upon the instructions of the Chief Executive Officer or other senior executive officer of the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and its Affiliates. For purposes of this Agreement, "Affiliate" means any person directly or indirectly controlling, controlled by, or under common control with the Company. It is also expressly understood that your attention to matters or your engagement in activities not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities prior to or following a change in control. Notwithstanding the foregoing, in the case of clause (a) or (b) of this paragraph (iii), you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-fourths (3/4) of the entire membership of the Board (excluding you if you are a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail. The Company must notify you of any event constituting Cause within ninety (90) days following the Company's knowledge of its existence or such event shall not constitute Cause under this Agreement.

(iv) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based upon the occurrence after a change in control of the Company of any of the following events, without your written consent specifically acknowledging that any such event shall not give rise to Good Reason under this Agreement:

(A) a determination by you, in your reasonable judgment, that there has been an adverse change in your status, title(s) or position(s) with the Company as in effect immediately prior to the change in control, including, without limitation, any adverse change in your status, title(s) or position(s) as a result of a diminution in your duties or responsibilities, or the assignment to you of any duties or responsibilities which are inconsistent with such status, title(s), or position(s) as in effect immediately prior to the change in control, or any removal of you from, or any failure to reappoint or reelect you to, such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

(B) a reduction by the Company in your base salary or annual target bonus opportunity (including any adverse change in the formula for such annual bonus target) as in effect immediately prior to the change in control or as the same may be increased from time to time thereafter;

(C) the failure by the Company to continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which you are participating immediately prior to such change in control or the taking of any action by the Company which would adversely affect your participation in or reduce your benefits under any such plan, unless you are permitted to participate in other plans providing you with substantially equivalent benefits in the aggregate (at substantially equivalent cost with respect to welfare benefit plans);

(D) the failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation policy as in effect immediately prior to the change in control;

(E) the Company's requiring you to (i) be based at (a) an office that is greater than 25 miles from where your office is located immediately prior to the change in control or (b) at an office not appropriate for your position (including, without limitation, your removal from the Company's principal executive offices), except for required travel on the Company's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control, or (ii) travel on Company business to a substantially greater extent than was required immediately prior to the change in control;

(F) the failure by the Company to obtain from any Successor (as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof;

(G) any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below (and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

(H) any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control, you were permitted by the Board to attend to or engage in.

An isolated and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Notwithstanding anything herein to the contrary, termination of your employment for any or no reason (other than Cause or Retirement) during the 30-day period commencing one (1) year after the date of a change in control shall constitute termination for Good Reason; provided, however, that this sentence shall not apply if either (a) a change in control pursuant to Section 3(ii) shall have occurred and such change in control would not have occurred if "20%" were replaced by "50%" in such Section 3(ii) or (b) a change in control pursuant to Section 3(iii) shall have occurred and such change in control would not have occurred if (x) "60%" in subclause (A) of such Section 3(iii) were replaced by "50%", (y) 20% in subclause (B) of such Section 3(iii) were replaced by 50% and (z) "two-thirds (2/3)" in subclause (C) of such Section 3(iii) were replaced by "a majority". For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company intended to benefit employees, including, without limitation, any Plans established after the date hereof.

(v) Notice of Termination. Any purported termination by the Company or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(vi) Date of Termination. "Date of Termination" means (A) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 10 or (B) if Executive's employment by the Company terminates by reason of death, the date of death of Executive. In the case of termination by the Company of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set by mutual written agreement of the parties. During the pendency of any such dispute, the Company will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved.

5. Compensation Upon Termination or During Disability; Other Agreements.

(i) In the event that during the thirty-six (36) month period following a change in control of the Company you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with paragraphs 4(i) and 4(vi) hereof. Thereafter, if your employment is terminated for Disability within thirty-six (36) months after a change in control of the Company, your benefits shall be determined in accordance with the Plans, and you shall receive benefits under the Company's disability policies at the greater of the rate immediately prior to the change in control or your Date of Termination.

(ii) If, within thirty-six (36) months after a change in control of the Company, your employment by the Company shall be terminated by the Company for Cause or by you (other than for Good Reason or Retirement), the Company shall pay you your base salary (subject to any deferral elections) through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any bonus amounts which have become earned or payable, but which have not yet been paid to you. Thereupon the Company shall have no further obligations to you under this Agreement. Following your termination of employment, your accrued benefits under the Company's Plans shall be paid pursuant to the terms of such Plans.

(iii) If, within thirty-six (36) months after a change in control of the Company, your employment by the Company shall be terminated on account of Disability, death or Retirement, the Company shall pay you your base salary (subject to any deferral elections) through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any bonus amounts which have become earned or payable, but which have not yet been paid to you, and a portion of your annual bonus for the fiscal year in which your Date of Termination occurs in an amount at least equal to (A) the product of (1) your bonus amount (as defined below), and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is three hundred sixty-five (365), reduced by (B) any amounts paid from the Company's annual incentive plan for the fiscal year in which your Date of Termination occurs. Thereupon, the Company shall have no further obligations to you under this Agreement. Following your termination of employment, your accrued benefits under the Company's Plans shall be paid pursuant to the terms of such Plans; provided, however, that in the event of termination of employment on account of your death within thirty-six (36) months after a change in control of the Company, life insurance benefits paid pursuant to the Company's welfare benefit plans shall be based on the terms of such plans in effect on the date of death, or if more favorable to you, the terms of such plans in effect immediately prior to the change in control.

(iv) If, within thirty-six (36) months after a change in control of the Company, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall pay to you, no later than the fifth day following the Date of Termination, without regard to any contrary provisions of any Plan, a lump sum cash amount equal to the sum of the following amounts:

(A) your base salary (subject to any deferral elections) through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given (not taking into account any reductions constituting Good Reason) plus any bonus amounts which have become earned or payable, but which have not yet been paid to you, plus the value of your accrued but unused vacation days;

(B) a portion of your annual bonus for the fiscal year in which your Date of Termination occurs in an amount at least equal to (1) the product of (x) your bonus amount (as defined below), and (y) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination, and the denominator of which is three hundred sixty-five (365), reduced by (2) any amounts paid from the Company's annual incentive plan for the fiscal year in which your Date of Termination occurs; and

(C) an amount equal to [salary amount] times the sum of (1) your highest annual rate of base salary from the Company (or if applicable any Subsidiary or Parent (as defined in Section 15)) during the 12-month period immediately prior to your Date of Termination, and (2) your bonus amount.

For purposes of this Agreement, the term "base salary" shall include any amounts deducted with respect to you or for your account pursuant to Sections 125 and 401(k) of the Internal Revenue Code of 1986, as amended, (the "Code") or any other deferred compensation plan or program.  For purposes of this Agreement:  the term "bonus amount" means the greater of your target bonus under the [bonus plan], as amended, or any successor or substitute plan, immediately prior to your Date of Termination or such target bonus immediately prior to the change in control; provided, however, that if such target bonus referred to above is determined using a formula based on a percentage of your business unit pre-tax income or other similar measure of  business unit operating results, then the "bonus amount" determined above shall not exceed the greater of 100% of your annual base salary in effect immediately prior to your Date of Termination or 100% of your annual base salary in effect immediately prior to the change in control.

(v) If, within thirty-six (36) months after a change in control of the Company, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall maintain in full force and effect, for the continued benefit of you and your spouse and dependents for a period terminating on the earliest of (a) three (3) years after the Date of Termination, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of the First Tennessee National Corporation Pension Plan, as amended (or any successor or substitute plan or plans of the Company), the benefits provided to you and your spouse and dependents under all employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination (or, if more favorable to you, the benefits provided under such Plans, on a Plan by Plan basis, in which you were entitled to participate immediately prior to the change in control), provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your contribution as in effect prior to the change in control or your Date of Termination, as applicable to the benefit provided under such Plans for such participation. If, at the end of thirty-six (36) months after the Termination Date, you have not reached your normal retirement date and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your and your spouse's and dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such Plan is barred, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your spouse and dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (v) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans. Following your termination of employment, your accrued benefits under the Company's Plans shall be paid pursuant to the terms of such Plans.

(vi) Except as specifically provided in paragraph (v) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

(vii) If, within thirty-six (36) months after a change in control of the Company, your employment by the Company shall be terminated (a) by the Company other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall provide you with reasonable outplacement services.

(viii) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its Affiliates) or any entity which effectuates a change in control (or any of its affiliated entities) to you or for your benefit (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(viii)) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to you an additional payment or payments (collectively, a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, you shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-up Payment. The receipt of a Gross-Up Payment shall in no event be conditioned upon your termination of employment or your receipt of any other benefits under this Agreement.

Subject to the foregoing provisions of this Section 5(viii), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 5(viii) with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and you.

As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made ("Underpayment") or a Gross-Up Payment is made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that you thereafter are required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to you or for your benefit. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by you (but only to the extent you have received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(ix) To the extent you would otherwise be entitled to any payment during the six months beginning on termination of your employment that would be subject to the additional tax under Section 409A of the Code ("Section 409A"), (i) the payment will not be made to you and instead will be made to a trust in compliance with Revenue Procedure 92-64 (the "Rabbi Trust") and (ii) the payment, together with earnings on it, will be paid to you on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A). Similarly, to the extent you would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of your employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate you for the delay) on the earlier of the six-month anniversary of your date of termination or your death or disability (within the meaning of Section 409A).

The Company will bear all costs related to the establishment and operation of the Rabbi Trust. It is understood that the Rabbi Trust may also be used for similar arrangements with other executives of the Company.

6. Successors; Binding Agreement.

(i) The Company will seek, by written request at least five (5) business days prior to the time a Person becomes a Successor (as hereinafter defined), to have such Person, by agreement in form and substance satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three (3) business days prior to the time such Person becomes a Successor or (B) two (2) business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control of the Company occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die following your termination of employment while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

(iii) For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

7. Fees and Expenses; Mitigation. (i) The Company shall reimburse you, on a current basis upon receipt of reasonable written evidence of such fees and expenses, for all legal fees and related expenses incurred by you in connection with this Agreement (including claims under the First Tennessee National Corporation Directors and Executives Deferred Compensation Plan, or

any successor plan or plans thereto) following a change in control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 5(viii) hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith.

(ii) You shall not be required to mitigate the amount of any payment the Company becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

8. Taxes. All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

9. Survival. The respective obligations of, and benefits afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

10. Notice. (i) For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board, Chief Executive Officer or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(ii) A written notice of your Date of Termination by the Company or you, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than fifteen (15) (thirty (30), if termination is by the Company for Disability) nor more than sixty (60) days after the giving of such notice). The failure by you or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right you or the Company have hereunder or preclude you or the Company from asserting such fact or circumstance in enforcing your or the Company's rights hereunder.

11. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and, on behalf of the Company, by the Chairman of the Board, Chief Executive Officer or

President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee.

12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Employee's Commitment. You agree that subsequent to your period of employment with the Company, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any Affiliate or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its Affiliates, taken as a whole; it being understood, however, that the obligations under this Section 13 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

14. Related Agreements. To the extent that any provision of any other agreement between the Company or any of its Subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Moreover, the benefits provided under this Agreement shall offset any and all benefits provided under any severance plan, program or similar arrangement (including any severance provisions of any employment agreement) of the Company and its Subsidiaries.

The Company will not take any action that would expose any payment or benefit to you under this Agreement or under any plan, arrangement or other agreement to the additional tax of Section 409A, unless (i) the Company is obligated to take the action under an agreement, plan or arrangement to which you are a party, (ii) you request the action, (iii) the Company advises you in writing that the action may result in the imposition of the additional tax and (iv) you subsequently request the action in a writing that acknowledges you will be responsible for any effect of the action under Section 409A. The Company will hold you harmless for any action it may take in violation of this paragraph.

It is our intention that the benefits and rights to which you could become entitled in connection with termination of employment covered under this Agreement comply with Section 409A. If you or the Company believes, at any time, that any of such benefit or right does not comply, it will promptly advise the other and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it complies (with the most limited possible economic effect on you and on the Company).

15. Employment. Employment with the Company for purposes of this Agreement shall include employment with any of its Subsidiaries or with any entity which directly or indirectly beneficially owns more than 50% of the voting securities of the Company ("Parent").

16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

FIRST HORIZON NATIONAL CORPORATION

By _______________________________________

Name:
Title:

Agreed to this _____ day of ______________, 200___.

[Name of Executive]

Home Address:

Name:
Title: